As filed with the Securities and Exchange Commission on January 20, 2022

Registration No. 333-128329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-128329

UNDER

THE SECURITIES ACT OF 1933

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3686388
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

300 Fellowship Road

Mount Laurel, New Jersey 08054

(888) 479-9111

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Bogansky

Marlin Business Services Corp.

Chief Financial Officer & Senior Vice President

300 Fellowship Road

Mount Laurel, New Jersey 08054

(Name and address of agent for service)

(888) 479-9111

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

This post-effective amendment deregisters those securities that remain unsold and not subject to outstanding convertible securities hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Marlin Business Services Corp., a Pennsylvania corporation (“Marlin”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-128329), as amended, initially filed with the SEC on September 14, 2005, which registered the offering of 4,294,947 shares of common stock, par value $.01 per share, of Marlin.

On January 20, 2022, pursuant to the Agreement and Plan of Merger, dated as of April 18, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Marlin, Madeira Holdings, LLC, a Delaware limited liability company (“Parent”), and Madeira Merger Subsidiary, Inc., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Marlin (the “Merger”), with Marlin continuing as the surviving corporation and a wholly owned subsidiary of Parent.

In connection with the Merger, Marlin is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Marlin in the Registration Statement, Marlin hereby removes from registration the securities registered under the Registration Statement that remain unsold as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Marlin’s Current Report on Form 8-K filed with the SEC on April 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Marlin Business Services Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Laurel, State of New Jersey, on this 20th day of January, 2022.

MARLIN BUSINESS SERVICES CORP.

By:	/s/ Michael R. Bogansky
Michael R. Bogansky
Chief Financial Officer & Senior Vice President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.